Exhibit 10.1

Summary of Officers’ Incentive Plan for Fiscal Year 2005

Purpose

The purpose of this plan is to provide executive officers with a financial incentive to encourage them to perform in a manner that is aligned with the Company’s objectives and performance goals, and to contribute to the Company’s ability to hire and retain quality executives.

Eligibility and Participation

Eligible employees in this plan include all corporate officers.  Participants include the following positions:

President and Chief Executive Officer

Executive Vice President and President of L.A. Division

Senior Vice President and Chief Financial Officer

Senior Vice President and General Counsel

Senior Vice President and President of N.A. Division

Vice President and President of A.P. Division

New officers hired during the fiscal year are eligible to participate during the fiscal year, but on a prorated basis.  To receive a bonus award, the participant must be actively employed with the Company on the last day of the performance period unless otherwise approved by the Compensation Committee.  Participation in the plan does not confer a right on the participant to participate in any subsequent year or the right to continue in the Company’s employment.

Bonus Target Percentages

The target percentage used to calculate the bonus is expressed as a percentage of base salary.  The target percentage varies from 50% to 100%  based on the officer’s position.  The target award represents the level of bonus payment the participant may earn if the plan performance is achieved at target and acceptable organizational standards are met.  Participants may receive bonus awards above or below the target based on performance levels that exceed or fall below expectations.

Bonus Calculation

The bonus payment is based on three measures: Financial Performance, Operational Performance and Individual Performance.  Financial Performance is based upon earnings per share of the Company and earnings before taxes for the applicable division of the Company.  Operational Performance is based upon the incident rate of recordable injuries and lost time accidents.  Individual Performance is determined based upon the participant’s individual contribution to the Company’s performance.

Under this Plan, each officer’s bonus amount is first calculated based on an objective analysis of our Financial Performance and Operational Performance, with approximately 90% of this amount based on the Financial Performance and 10% based on the Operational Performance.  An Individual Performance multiplier, which can range from 0 to 1.25 times, is then applied to the bonus to account for each executive officer’s individual performance.  The bonuses are calculated after the end of the fiscal year for the Compensation Committee’s review and approval.  Under the plan, determination of actual performance awards is the responsibility of the Compensation Committee, which reserves the right, in its sole discretion, to increase or decrease awards to participants.